Exhibit 99.1

Myomo Announces Second Quarter 2018 Financial Results

Achieved Revenue Growth of 106%

CAMBRIDGE, Mass., August 7, 2018 – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper limb paralysis, today reports its financial results for the second quarter ended June 30, 2018.

Recent Highlights and Accomplishments:

•	Achieved total revenue in the second quarter 2018 of $632,000, an increase of 106%, versus the comparable period of 2017.

•

Announced agreements with leading orthotics and prosthetics (O&P) practices to bring MyoPro® availability to 16 new U.S. locations. Myomo currently has 80 U.S. locations offering the MyoPro line of powered orthosis.

•	Announced the introduction of MyoPro myoelectric arm orthosis (powered brace) for adolescent patients with paralyzed or weakened arms.

•	Received a favorable preliminary decision from the Centers for Medicare & Medicaid Services (“CMS”) regarding the Company’s application for Healthcare Common Procedure Coding System (HCPCS) “L”.

•	Appointed Micah Mitchell as Chief Commercial Officer.

Paul R. Gudonis, Chairman & CEO of Myomo, stated: “We are pleased to report quarterly revenues growth of 106% year over year. We have opened new sales regions, added new O&P locations, and launched digital marketing campaigns to reach the many individuals in the US with upper limb paralysis. With growing interest from patients and O&P providers, we continue to expect increased revenue for the year.

Financial Results

	Three Months Ended June 30,		Period-to-Period Change		Six Months Ended June 30,		Period-to-Period Change
	2018	2017	$	%	2018	2017	$	%
Revenue	$632,369	$306,683	$325,686	106%	$945,548	$522,914	$422,634	81%
Cost of revenue	200,446	98,641	101,805	103%	308,526	177,210	131,316	74%

Gross margin	$431,923	$208,042	$223,881	108%	$637,022	$345,704	$291,318	84%

Gross margin%	68%	68%		—%	67%	66%		1%

Total revenue in the second quarter 2018 was $632,000, an increase of 106%, versus the comparable period of 2017. Total revenue for the six months ended June 30, 2018 was $946,000, an increase of 81%, versus the comparable period of 2017. Our results for the three and six months ended June 30, 2018, included increases in units, as well as a higher average selling price primarily due direct sales.

Gross margin was 68% for the quarter ended June 30, 2018 and 2017. Gross margin was 67% and 66% for the six months ended June 30, 2018 and 2017, respectively.

Operating expenses were $3,114,000, an increase of $973,000, or 45%, during the three months ended June 30, 2018, versus the comparable period of 2017. Operating expenses were $5,722,000, an increase of $2,079,000, or 57%, during the six months ended June 30, 2018, as compared to the six months ended June 30, 2017. The increases in our operating expenses primarily reflect higher compensation costs associated with the addition of personnel, the expansion of our sales, marketing and product development efforts, and increased spending to secure reimbursement, as well as increased administrative costs to support our growing business and public company compliance requirements.

During the three months ended June 30, 2018 the company generated interest income of $50,000, as compared to incurring interest expense of $146,250 in the same period of 2017. We did not incur interest expense during the three months ended June 30, 2018 due to the payoff of our outstanding debt and our convertible promissory notes being converted into common stock upon the closing of our IPO on June 9, 2017.

The Company’s net loss for the quarter ended June 30, 2018 amounted to $2,630,000, compared with a net loss of $7,382,000 for the corresponding period of 2017. Net loss for the quarter ended June 30, 2017 includes a $5,172,000 charge for debt discount on convertible notes. Net loss available to common stockholders for the quarter ended June 30, 2018 was $2,630,000 or ($0.21) per share, compared with a net loss available to common stockholders of $7,755,000, or ($3.35) per share, for the corresponding year ago period.

Adjusted EBITDA1 for the quarter ended June 30, 2018 was a loss of $2,512,000, compared with a loss of $1,656,000 for the corresponding 2017 period. Adjusted EBITDA for the six months ended June 30, 2018 was a loss of $4,564,000, compared with a loss of $2,997,000 for the corresponding 2017 period. A reconciliation of GAAP net loss to this non-GAAP financial measure has been provided in the financial statement tables included in this press release. An explanation of this measure is also included below under the heading “Non-GAAP Financial Measures.”

Liquidity

Cash on hand at June 30, 2018 was $11,684,000, compared to $12,959,000 at December 31, 2017.

Conference Call and Webcast Information

Myomo will hold a conference call today, August 7, 2018 at 4:30 p.m. EDT. To access the conference call, please dial 1-877-270-2148 from the U.S. or 1-412-902-6510 internationally. Please instruct the operator to join you into Myomo’s earnings conference call. A webcast and accompanying slides can also be accessed through Myomo’s Investor Relations page. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the live broadcast.

A replay of the conference call will be available approximately one hour after completion of the live conference call at the Investor Relations page. A dial-in replay of the call will be available until August 21, 2018; please dial 1-877-344-7529 from the U.S. or 1-412-317-0088 internationally and provide the passcode of 10122822.

(Tables follow)

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. For more information, please visit www.myomo.com.

[1]

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization adjusted for the impact of the write-off of unamortized debt discount associated with conversion of convertible notes into common stock and warrants, stock based-compensation, the impact of the fair value revaluation of our derivative liabilities and the loss on early extinguishment of debt.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including the scale-up and expansion of commercial operations, projected users of MyoPro, our expectations for revenues and our results of operations, and the potential benefits to users of our products, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•	our sales and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations;

•	our ability to effectively execute our business plan; and

•	our expectations as to our clinical research program and clinical results.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

Myomo has provided in this release of financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes that the use of this non-GAAP financial measures provides supplementary information for investors to use in evaluating operating performance and in comparing its financial measures with other companies in Myomo’s industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for the impact of the write off of unamortized debt discount associated with conversion of convertible notes into common stock and warrants, stock based-compensation, the impact of the fair value revaluation of our derivative liabilities and the loss on early extinguishment of debt. Non-GAAP financial measures that Myomo uses may differ from measures that other companies may use. This non-GAAP financial measure disclosed by Myomo is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

For Myomo:

ir@myomo.com

Investor Relations:

Vivian Cervantes

PCG Advisory

646-863-6274

vivian@pcgadvisory.com

Public Relations:

Rachel Robbins

Greenough

617-275-6521

rrobbins@greenough.biz

MYOMO, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue	$632,369	$306,683	$945,548	$522,914
Cost of revenue	200,446	98,641	308,526	177,210

Gross margin	431,923	208,042	637,022	345,704

Operating expenses:
Research and development	486,982	708,622	859,341	1,065,507
Selling, general and administrative	2,627,005	1,432,862	4,862,642	2,577,328

	3,113,987	2,141,484	5,721,983	3,642,835

Loss from operations	(2,682,064)	(1,933,442)	(5,084,961)	(3,297,131)
Other expense (income)
Change in fair value of derivative liabilities	(2,661)	130,162	(17,968)	155,008
Debt discount on convertible notes	—	5,172,000	—	5,172,000
Interest income and other expense, net	(49,842)	146,250	(92,030)	314,115

	(52,503)	5,448,412	(109,998)	5,641,123

Net loss	(2,629,561)	(7,381,854)	(4,974,963)	(8,938,254)
Deemed dividend – accreted preferred stock	—	(246,827)	—	(274,011)
Cumulative dividend to Series B-1 preferred stockholders	—	(125,903)	—	(287,779)

Net loss available to common stockholders	$(2,629,561)	$(7,754,584)	$(4,974,963)	$(9,500,044)

Weighted average number of common shares outstanding:
Basic and diluted	12,407,526	2,312,649	12,155,600	1,722,168

Net loss per share available to common stockholders:
Basic and diluted	$(0.21)	$(3.35)	$(0.41)	$(5.52)

MYOMO, INC.

CONDENSED BALANCE SHEETS

	June 30 2018	December 31, 2017
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,683,729	$12,959,373
Accounts receivable	384,951	297,039
Inventories, net	247,624	201,155
Prepaid expenses and other	462,782	388,275

Total Current Assets	12,779,086	13,845,842
Restricted cash	75,000	52,000
Deferred offering costs	49,042	—
Equipment, net	163,849	77,150

Total Assets	$13,066,977	$13,974,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued expenses	$1,399,335	$1,277,236
Derivative liabilities	21,962	39,930
Deferred revenue	149,086	168,006

Total Current Liabilities	1,570,383	1,485,172
Deferred revenue, net of current portion	45,496	44,042

Total Liabilities	1,615,879	1,529,214

Commitments and Contingencies	—	—
Stockholders’ Equity:
Common stock	1,241	1,114
Undesignated preferred stock	—	—
Additional paid-in capital	51,404,071	47,423,915
Accumulated deficit	(39,947,750)	(34,972,787)
Treasury stock	(6,464)	(6,464)

Total Stockholders’ Equity	11,451,098	12,445,778

Total Liabilities and Stockholders’ Equity	$13,066,977	$13,974,992

MYOMO, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

For the six months ended June 30,	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,974,963)	$(8,938,254)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	28,900	4,546
Stock-based compensation	492,080	295,418
Amortization of debt discount	—	17,765
Debt discount on convertible notes	—	5,172,000
Excess and obsolete inventory reserve	28,887	36,028
Common stock issued for services	—	30,000
Change in fair value of derivative liabilities	(17,968)	155,008
Changes in operating assets and liabilities:
Accounts receivable	(87,912)	(139,525)
Inventories	(109,498)	(76,621)
Prepaid expenses and other	(74,507)	(121,633)
Accounts payable and other accrued expenses	122,099	594,339
Accrued interest	—	209,627
Deferred revenue	(17,466)	14,297

Net cash used in operating activities	(4,610,348)	(2,747,005)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment	(81,457)	(4,987)

Net cash used in investing activities	(81,457)	(4,987)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments of issuance costs	(49,042)	—
Net settlement of vested restricted stock units to fund related employee statutory tax withholding	(68,190)	—
Proceeds from exercise of stock options	2	2,982
Proceeds from exercise of warrants	3,556,391	—
Proceeds from IPO, net of offering costs (1)	—	4,423,315
Proceeds from private placement, net of offering costs	—	2,922,885
Proceeds from convertible promissory notes, net	—	1,770,000
Repayment of note payable, MLSC	—	(54,123)

Net cash provided by financing activities	3,439,161	9,065,059
Net increase in cash, cash equivalents and restricted cash	(1,252,644)	6,313,067
Cash, cash equivalents and restricted cash, beginning of period	13,011,373	849,174

Cash, cash equivalents and restricted cash, end of period	$11,758,729	$7,162,241

(1)	IPO gross proceeds of $4,991,236 are reduced by $567,921 of IPO offering costs that were incurred in 2017. Another $438,237 of IPO deferred offering costs were paid for in 2016.

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP net loss	$(2,629,561)	$(7,381,854)	$(4,974,963)	$(8,938,254)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense	(49,842)	146,057	(92,030)	286,928
Other expense	—	193	—	27,187
Depreciation expense	14,301	2,377	28,900	4,546
Stock-based compensation	155,724	275,279	492,080	295,418
Change in fair value of derivative liabilities	(2,661)	130,162	(17,968)	155,008
Debt discount on convertible notes	—	5,172,000	—	5,172,000

Adjusted EBITDA	$(2,512,039)	$(1,655,786)	$(4,563,981)	$(2,997,167)